Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Laboratory Corporation of America Holdings for the registration of $350,000,000 of its 5 1/2% Senior Notes due February 1, 2013, and to the incorporation by reference therein of our report dated March 20, 2002, with respect to the consolidated financial statements of Dynacare Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, and the Current Report on Form 8-K of Laboratory Corporation of America Holdings, dated February 18, 2003, both filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Dallas, Texas

February 18, 2003